Exhibit 3.32(a)
ARTICLES OF INCORPORATION (R.S. 12:24) Domestic Business Corporation Enclose $60.00 filing fee Make remittance payable to Secretary of State Do Not Send Cash Return to: Commercial Division P. O. Box 94125 Baton Rouge, LA 70804-9125 Phone (225) 925-4704 Web Sites www.(Illegible).louisiana.gov STATE OF Louisiana PARISH/COUNTY OF 1. The name of this corporation is: USP Alexandria, Inc. 2. This corporation is formed for the purpose of: (check one) Engaging in any lawful activity for which corporations may be formed. (use for limiting corporate activity) 3. The duration of this corporation is: (may be perpetual) perpetual 4. The aggregate number of shares which the corporation shall have authority to issue is: 1,000 5. The shares shall consist of one class only and the par value of each share is $1.00 (shares may be without par value) per share. 6. The full name and post office address of each incorporator is: Alex Jenkins 15305 Dallas Parkway, Suite 1600, Addison, TX 75001 7. Other provisions: 8. The corporation's federal tax identification number is: applied for Incorporator(s) Signature: On this 14 day of December 2005, before the, personally appeared Alex Jenkins, to see known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed it as his free net and deed. NOTARY NAME MUST BE TYPED OR / PRINTED, WITH NOTARY* Notary Signature